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NEWS                                                     Monsanto
                           -----------------------------------------------------
                                                    Scarlett Lee Foster
FOR RELEASE                                         (314) 694-2883
                  IMMEDIATELY                       slfost@monsanto.com
                                                      PUBLIC AFFAIRS
                                                      Monsanto Company
                                                      800 N. Lindbergh Boulevard
                                                      St. Louis, MIssouri 63167

                                        MONSANTO PROPOSES TO
                                        ACQUIRE REMAINING
                                        OUTSTANDING SHARES OF
                                        CALGENE


      ST. LOUIS, Jan. 28, 1997 -- Monsanto Company has made a proposal to the board of directors of Calgene Inc. to acquire the remaining shares outstanding of Calgene at the price of $7.25 per share. Monsanto currently owns
54.6 percent of the shares outstanding of the company, an agricultural biotechnology interest based in Davis, California.
      The proposal is subject to the approval of a special committee of the disinterested directors of Calgene's board.



                                    -o0o-


St. Louis
012897